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                                                                      EXHIBIT 21

PARENT AND SUBSIDIARIES

     UST is an independent corporation without parent. It had the following significant subsidiaries as of December 31, 1999:

                                                                                 PERCENTAGE OF
                                                              JURISDICTION OF    OWNERSHIP BY
                                                               INCORPORATION      UST OR ITS
                                                                    OR           WHOLLY OWNED
NAME OF SUBSIDIARY OR AFFILIATE                                REGISTRATION      SUBSIDIARIES
-------------------------------                               ---------------    -------------
International Wine & Spirits Ltd. ..........................  Delaware                100%
  Stimson Lane Ltd. ........................................  Washington              100%
United States Tobacco Company...............................  Delaware                100%
  United States Tobacco Manufacturing Limited Partnership...  Delaware                100%
  United States Tobacco Sales and Marketing Company Inc. ...  Delaware                100%
UST Enterprises Inc. .......................................  Delaware                100%
UST International Inc. .....................................  Delaware                100%

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Certain subsidiaries have been omitted since, if considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.